EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Wednesday, July 27, 2011

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

C&F Financial Corporation
Announces Partial Redemption of Preferred
Stock Issued Under Capital Purchase Program

West Point, Va., July 27, 2011—C&F Financial Corporation (NASDAQ:  CFFI), the one-bank holding company for C&F Bank, today announced that it has redeemed $10 million, or 50%, of the $20 million of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “preferred stock”) issued to the United States Department of the Treasury in January 2009 under the Capital Purchase Program (“CPP”).  The redemption, which took place today, consisted of $10 million in liquidation value and $100,000 of accrued and unpaid dividends associated with the preferred stock.  The funds for this redemption were provided by existing financial resources of the Corporation; therefore, there is no dilution to the Corporation’s common shareholders resulting from this redemption because no new capital was issued.

As a result of this redemption, annually preferred stock dividends will be reduced by $500,000.  Further, in connection with this redemption, the Corporation will accelerate the accretion of the corresponding portion of the preferred stock discount, thereby reducing net income available to common shareholders by approximately $213,345 in the third quarter of 2011, but eliminating any future accretion of this amount.

“We are pleased to have started the process of redeeming the outstanding preferred stock issued under the CPP,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation.  “The fact that we were able to redeem these shares without raising additional capital is an indication of our strong capital position and financial performance.  We will continue to assess our participation in the CPP based upon the economic and regulatory environment and our capital levels.”

C&F FINANCIAL CORPORATION

Wednesday, July 27, 2011

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

About C&F Financial Corporation.  C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $19.71 per share on July 26, 2011.  At June 30, 2011, the book value of the corporation was $25.26 per common share.  The corporation’s market makers include Davenport & Company LLC, FTN Financial Securities Corporation, McKinnon & Company, Inc. and Scott & Stringfellow, Inc.

C&F Bank operates 18 retail bank branches located throughout the Hampton to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc.  C&F Mortgage Corporation provides mortgage, title and appraisal services through 22 offices located in Virginia, Maryland, North Carolina, Delaware, Pennsylvania and New Jersey.  C&F Finance Company provides automobile loans in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Towson, Maryland.

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.